Exhibit 4.4

SECOND AMENDMENT TO NOTES

This SECOND AMENDMENT TO NOTES dated as of August 14, 2003 (this “Amendment”), among Alternative Resources Corporation, a Delaware corporation  (the “Company”), with headquarters located at 600 Hart Road, Suite 300, Barrington, Illinois 60010,  Wynnchurch Capital Partners, L.P., a Delaware limited partnership (“WCP”) and Wynnchurch Capital Partners Canada, L.P., an Alberta, Canada limited partnership (“WCPC”, each of WCP and WCPC, a “Purchaser,” and collectively, the “Purchasers”), amends the Senior Subordinated Secured Convertible Promissory Note dated as of January 31, 2002 issued to WCP by the Company in the original principal amount of $4,920,208.00, as amended by the Amendment to Notes dated April 14, 2003 (such Senior Subordinated Secured Convertible Promissory Note, as so amended, the “WCP Note”); and the Senior Subordinated Secured Convertible Promissory Note dated as of January 31, 2002 issued to WCPC by the Company in the original principal amount of $5,079,792, as amended by the Amendment to Notes dated April 14, 2003 (such Senior Subordinated Secured Convertible Promissory Note, as so amended, the “WCPC Note,” and together with the WCP Note, the “Notes”).

WHEREAS, the Company and Purchasers are entering into a Sixth Amendment to Securities Purchase Agreement and Waiver of even date herewith pursuant to which Purchasers are waiving certain events of default under, and amending certain provisions of, that certain Securities Purchase Agreement by and among the Company and Purchasers, dated as of January 31, 2002, as amended (the “Securities Purchase Agreement”); and

WHEREAS, the Company and the Purchasers desire to amend certain provisions of the Notes, all subject to the terms, conditions and limitations set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, the parties hereby agree as follows:

1.             Capitalized Terms.

Capitalized terms used herein which are defined in the Notes have the same meanings herein as therein, except to the extent that such meanings are amended hereby.

2.             Amendment.

The Company and the Purchasers agree to increase the Interest Rate of each of the Notes by 100 basis points, and in that regard agree that the first sentence of the second paragraph of each of the Notes is hereby deleted and amended and restated to read as follows:

“Subject to the following sentence and the following paragraph, the unpaid principal amount from time to time outstanding (including any Deferred Components (as defined herein)) shall bear interest (a) from the date of this Note until June 30, 2003 at the annual rate of 15% per annum and (b) from July 1, 2003 and thereafter at the annual rate of 16% per annum (the “Interest Rate”), payable in arrears on each April 30, July 31, October 31 and January 30 (unless such day is not a business day, in which event on the next succeeding business day) (each, an “Interest Payment Date”) until payment in full of the principal amount, interest and all other payment obligations arising hereunder have been fully paid.”

3.             No Default, etc.

The Company hereby represents, warrants and confirms that: (a) after giving effect to this Amendment, the Company is in compliance with all of the terms and provisions set forth in the Notes; and (b) the execution, delivery and performance by the Company of this Amendment (i) have been duly authorized by all necessary action on the part of the Company, (ii) will not violate any applicable law or regulation or the organizational documents of the Company or any of its subsidiaries, (iii) will not violate or result in a default under any indenture, agreement or other instrument binding on the Company or any of its assets, and (iv) do not require any consent, waiver or approval of or by any person (other than the Purchasers) which has not been obtained.

4.             Miscellaneous.

(a)           Except as specifically amended hereby, all of the terms and provisions of the Notes shall remain in full force and effect.  The indebtedness evidenced by the Notes is continuing indebtedness and nothing herein shall be deemed to constitute a payment, settlement, disposition or novation of the Notes or release or otherwise adversely affect any rights of the Purchasers against the Company.

(b)           This Amendment may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but all counterparts shall together constitute one instrument.  Delivery of an executed signature page hereto by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

(c)           This Amendment shall be governed by the laws of the State of Illinois and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to Notes to be duly executed by their respective authorized officers as of the day and year first above written.

COMPANY:

ALTERNATIVE RESOURCES CORPORATION

By:	/s/ Robert Stanojev
	Name:	Robert Stanojev
	Title:	Chairman of the Board

PURCHASERS:

WYNNCHURCH CAPITAL PARTNERS, L.P.
By:	Wynnchurch Partners, L.P., its general partner
By:	Wynnchurch Management, Inc., its general partner

By:	/s/ John Hatherly
	Name:	John Hatherly
	Title:	President

WYNNCHURCH CAPITAL PARTNERS CANADA, L.P.
By:	Wynnchurch Partners Canada, L.P., its general partner
By:	Wynnchurch GP Canada, Inc., its general partner

By:	/s/ John Hatherly
	Name:	John Hatherly
	Title:	President

Acknowledged and Consented to pursuant to Section 2.7 of that certain Subordination and Intercreditor Agreement by and among the Purchasers, Fleet Capital Corporation and the Company, dated as of January 31, 2002, as amended.

FLEET CAPITAL CORPORATION

By:	/s/ Christopher Godfrey
	Name:	Christopher Godfrey
	Title:	Senior Vice President